Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Thursday, April 26, 2018

GULF ISLAND FABRICATION, INC. REPORTS FIRST QUARTER RESULTS

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported a net loss of $5.3 million ($0.35 loss per share) on revenue of $49.7 million for the three months ended March 31, 2018, compared to net loss of $6.5 million ($0.44 loss per share) on revenue of $38.0 million for the three months ended March 31, 2017, and a net loss of $24.3 million ($1.63 loss per share) on revenue of $37.3 million for the three months ended December 31, 2017.

Kirk Meche, the Company's CEO and President, commented, "Results for the first quarter of 2018 include holding costs and impairment charges relating to our South Texas Properties held for sale, costs related to disputes of the newbuild construction of two MSPV vessels in our Shipyard Division, and costs of our new EPC Division. During and subsequent to the quarter, our Fabrication Division successfully completed and delivered modules for an ethylene plant in Lake Charles. Additionally, our Services Division delivered stronger than budgeted performance due to improving offshore demand. We also continued our efforts to reduce our costs across the Company including headcount reductions at our Fabrication and Shipyard Divisions, reductions in the annual cash retainer of our board members and salaries of our executive officers and reductions in other corporate expenses."

"As stated in prior earnings calls, we are focused on managing our balance sheet and building contract backlog in new markets. I am pleased to report that on April 20, 2018, we completed the sale of our Texas South Yard for net proceeds of $53 million. We expect to recognize a gain on sale during the second quarter of 2018 of approximately $4 million related to this transaction. Completing the sale of the Texas South Yard provides liquidity and is an important step in the Company’s continued strategic repositioning. In connection with the sale of this yard and our effort to reduce costs, we entered into an agreement to sell our corporate aircraft which is expected to close in the second quarter of this year subject to final inspections. This transaction is expected to result in proceeds of approximately $2 million."

The Company's revenue backlog is $262 million as of April 25, 2018, including deliveries through 2020, and has increased since December 31, 2017, due to new awards within our Shipyard Division. Our revenue backlog includes approximately $94 million related to two projects for which work has been temporarily suspended. One of these projects relates to two MPSV vessel contracts under dispute with our customer and the other project is a recently awarded defense contract under a bid protest. The revenue backlog excludes options on contracts of approximately $600 million which include deliveries through 2025 should all options be exercised. During the quarter, the Company was successful in adding backlog from not only existing customers but also new government customers from across the country. The Company remains focused on adding profitable backlog for our Fabrication, Services and EPC Divisions to balance our portfolio of projects, executing existing projects well and managing our costs in the meantime.

Condensed Balance Sheet Information	March 31, 2018	December 31, 2017
	(in thousands)

Cash and cash equivalents	$6,492	$8,983
Total current assets	178,110	179,164
Property, plant and equipment, net	86,006	88,899
Total assets	269,122	270,840
Total current liabilities	41,040	48,665
Total shareholders’ equity	214,086	219,493

	Three Months Ending March 31,
Condensed Cash Flow Information	2018	2017

Net cash used in operating activities	$(14,096)	$(15,084)
Net cash (used in) provided by investing activities	2,403	(391)
Net cash (used in) provided by financing activities	9,202	(1,029)

Our balance sheet position at March 31, 2018, was $6.5 million in cash, debt of $10 million, and working capital of $137.1 million which includes $98.4 million in assets held for sale, primarily related to our South Texas Properties.

After the sale of our Texas South Yard and as of April 25, 2018, our cash balance was $55 million, and debt was $10 million with remaining availability under our $40 million revolving credit agreement of approximately $25 million for total liquidity of approximately $80 million.

Quarterly Earnings Conference Call

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday April 27, 2018, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2018. Participants may also join the conference call by dialing 1.800.289.0517 and requesting the “Gulf Island” conference call. A digital replay of the call will be available from a link on our website two hours after the call.

Gulf Island Fabrication, Inc. is a leading fabricator of complex steel structures and marine vessels used in energy extraction and production, petrochemical and industrial facilities, power generation, alternative energy projects and shipping and marine transportation operations. The Company also provides related installation, hookup, commissioning, repair and maintenance services with specialized crews and integrated project management capabilities. The Company is in the final stages of the fabrication of complex modules for the construction of a new petrochemical plant, and is completing newbuild construction of a technologically-advanced offshore support vessel. The Company fabricated wind turbine pedestals for the first offshore wind power project in the United States. The Company also constructed one of the largest liftboats servicing the GOM, one of the deepest production jackets in the GOM and the first SPAR hull fabricated in the United States. The Company's customers include U.S. and, to a lesser extent, international energy producers, petrochemical, industrial, power and marine operators. The Company operates and manages our business through four operating divisions: Fabrication, Shipyard, Services and our recently formed EPC Division. The Company's corporate headquarters is located in Houston, Texas, with fabrication facilities located in Houma, Jennings and Lake Charles, Louisiana.

Company information:    Investor Relations:
Kirk J. Meche    David S. Schorlemer
Chief Executive Officer     Chief Financial Officer
713.714.6100    713.714.6106

CAUTIONARY STATEMENT
This release contains forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to such topics as oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.
We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the cyclical nature of the oil and gas industry, changes in backlog estimates, suspension or termination of projects, timing and award of new contracts, financial ability and credit worthiness of our customers, consolidation of our customers, competitive pricing and cost overruns, entry into new lines of business, ability to raise additional capital, ability to sell certain assets, receipt of additional insurance proceeds, advancement on the SeaOne Project, ability to resolve disputes with a customer relating to the contracts to build MPSVs, ability to remain in compliance with our covenants contained in our credit agreement, ability to employ skilled workers, operating dangers and limits on insurance coverage, weather conditions, competition, customer disputes, adjustment to previously reported profits under percentage-of-completion method, loss of key personnel, compliance with regulatory and environmental laws, ability to utilize navigation canals, performance of subcontractors, systems and information technology interruption or failure and data security breaches and other factors described in more detail in “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2017.
Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, which we cannot control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2018	2017	2017
Revenue (1)	$49,699	$37,993	$37,277
Cost of revenue	49,020	42,890	63,192
Gross profit (loss)	679	(4,897)	(25,915)
General and administrative expenses	4,709	3,930	4,860
Asset impairment	750	389	7,283
Operating income (loss)	(4,780)	(9,216)	(38,058)
Other income (expense):
Interest income (expense), net	(469)	(59)	(99)
Other income, net	12	9	7
Total other income (expense)	(457)	(50)	(92)
Income (loss) before income taxes	(5,237)	(9,266)	(38,150)
Income taxes (benefit)	59	(2,812)	(13,871)
Net income (loss)	$(5,296)	$(6,454)	$(24,279)
Per share data:
Basic and diluted earnings (loss) per share - common shareholders	$(0.35)	$(0.44)	$(1.63)
Cash dividend declared per common share	$—	$0.01	$0.01
________________

(1)
Revenue includes non-cash amortization of deferred revenue related to the values assigned to contracts acquired in the 2016 shipyard asset acquisition of $0.4 million, $0.3 million, and $1.1 million for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

Operating Segments
Results of Operations (in thousands, except percentages)

We have structured our operations with four operating divisions, including our newly formed EPC Division, and one corporate non-operating division. Our newly formed EPC Division was created in December 2017 to manage expected work we will perform for the SeaOne Project and other projects that may require EPC project management services. For the three months ended March 31, 2018, EPC operating revenues and expenses were immaterial and it held no significant assets. We have separately presented our segment disclosures related to our EPC Division below as we believe these operations will be significant in the future. Our results of our operations by segment for the three months ended March 31, 2018, and 2017, are presented below (in thousands, except for percentages).

Fabrication	Three Months Ended March 31,
	2018	2017
Revenue	$17,270	$10,209
Gross profit (loss)	(219)	(2,966)
Gross profit (loss) percentage	(1.3)%	(29.1)%
General and administrative expenses	624	821
Asset impairment	750	—
Operating income (loss)	(1,593)	(3,787)

Shipyard	Three Months Ended March 31,
	2018	2017
Revenue	$10,974	$18,422
Gross profit (loss)	(1,023)	(1,704)
Gross profit (loss) percentage	(9.3)%	(9.2)%
General and administrative expenses	796	964
Asset impairment	—	389
Operating income (loss)	(1,819)	(3,057)

Services	Three Months Ended March 31,
	2018	2017
Revenue	$21,870	$10,712
Gross profit (loss)	2,614	33
Gross profit (loss) percentage	12.0%	0.3%
General and administrative expenses	734	666
Operating income	1,880	(633)

EPC	Three Months Ended March 31,
	2018	2017
Revenue	$73	$—
Gross profit (loss)	(308)	—
Gross profit (loss) percentage	(421.9)%	n/a
General and administrative expenses	417	—
Operating income	(725)	—

Corporate	Three Months Ended September 30,
	2018	2017
Revenue	$—	$—
Gross profit (loss)	(385)	(260)
Gross profit (loss) percentage	n/a	n/a
General and administrative expenses	2,138	1,479
Operating income	(2,523)	(1,739)

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